SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Puget Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Bowne

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2004

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Puget Energy, Inc., (Puget Energy) which will be held on Tuesday, May 4, 2004 at 10:00 a.m. at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington. You will find a map with directions on the back page of this proxy statement. Enclosed is our 2003 annual report for your review.

      Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Only common stock shareholders of record at the close of business on March 19, 2004 are entitled to vote at the meeting.

      Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to promptly vote and submit your proxy by telephone, via Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope provided.

      We will provide live coverage of the annual meeting from the Investors section of the Puget Energy website at www.pse.com. Replay of the annual meeting of shareholders will be available in the Investors section of the website for those of you that are unable to attend.

      We appreciate your continued interest in Puget Energy and look forward to seeing you at the meeting.

Sincerely,

STEPHEN P. REYNOLDS
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 4, 2004 at 10:00 a.m.

Benaroya Hall

Illsley Ball Nordstrom Recital Hall
200 University Street
Seattle, Washington 98111

Dear Shareholder:

      The Annual Meeting of Shareholders of Puget Energy, Inc. will be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington on Tuesday, May 4, 2004, at 10:00 a.m. for the following purposes:

1.	To elect Class I directors to serve for three-year terms expiring 2007.

2.	To consider other matters properly presented at the meeting.

      Only common stock shareholders of record at the close of business on March 19, 2004 will be entitled to vote.

      Your vote is important. Regardless of the number of shares you own, please vote as soon as possible. You may vote your proxy by telephone, via Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope provided. You will find instructions on the enclosed proxy card.

      If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

By Order of the Board of Directors

JAMES W. ELDREDGE
Corporate Secretary

April 2, 2004

Bellevue, Washington

PUGET ENERGY, INC.

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS

       This proxy statement is being furnished to you by the Board of Directors of Puget Energy, Inc. (Puget Energy) to solicit proxies for use at its Annual Meeting of Shareholders. The meeting will be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington at 10:00 a.m. on May 4, 2004. This proxy statement and our 2003 Annual Report are being mailed to shareholders beginning on or about April 2, 2004.

      The mailing address of Puget Energy’s principal executive offices is Puget Energy, Inc., 10885 NE 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.

      All of Puget Energy’s operations are conducted through its direct subsidiaries, Puget Sound Energy, Inc., Puget Energy’s principal subsidiary, and InfrastruX Group, Inc.

QUESTIONS AND ANSWERS

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only holders of Puget Energy common stock (common stock) at the close of business on March 19, 2004 are entitled to vote. As of the record date, approximately 99 million shares of common stock are outstanding. You are entitled to one vote for each share of common stock you held on the record date. For the election of directors, you may not vote more shares for individual directors than the total number of shares you held on the record date. Puget Energy has approximately 43,200 shareholders of record as of the record date.

Q:	What am I voting on?

A:	The election of four directors. We are not aware of any matter to be presented for action at the Annual Meeting other than the election of directors.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends that you vote your shares FOR each of the listed Director nominees.

Q:	How can I vote my shares?

A:	You may vote your shares by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope. The enclosed proxy card contains instructions on each method. Whichever method you use, the proxies identified on your proxy card will vote your shares in accordance with your instructions.

Q:	How will my proxy be voted?

A:	If we receive a proper proxy, your shares will be voted as you direct. You may revoke a proxy at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering a proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card and/or annual report?

A:	It means that your shares are either registered with different brokerage firms, under different names or with different addresses. Be sure to vote all your accounts to ensure that all your shares are voted. We encourage shareholders to have all their shares either registered with Puget Energy or in one brokerage firm with the same address to reduce the duplication of materials.

Q:	How are shares of Puget Energy’s common stock held in the 401(k) Investment Plan for employees of Puget Sound Energy voted?

A:	If you are a current or former employee who is a participant in the Puget Sound Energy 401(k) Investment Plan, you will receive a separate proxy card showing the number of shares of common stock held in your account under the plan as of the record date. To instruct the plan trustee on how to vote your shares, you must complete, sign, date and return the proxy card to your broker. If you do not provide timely voting instructions for your plan shares, then you will be deemed to have instructed the plan trustee not to vote your shares.

Q:	How are shares in the Puget Energy Employee Stock Purchase Plan voted?

A:	You will receive a separate proxy card showing the number of shares of common stock held in your account under the plan as of the record date. You must return the proxy card signed and dated instructing the trustee to vote your shares. Any proxies not returned by participants will not be voted.

Q:	What constitutes a quorum?

A:	The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Q:	How many votes are required?

A:	If a quorum is present at the Annual Meeting, the four nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees for director.

Q:	Can brokers vote on the election of directors?

A:	Yes. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain “routine” matters. Proposal 1-Election of Directors is considered a routine matter and brokers may vote FOR Proposal 1 unless you direct otherwise.

Q:	Who owns more than 5 percent of Puget Energy common stock?

A:	Mutual Funds managed by Franklin Resources, Inc. and its affiliates of San Mateo, California own more than 5 percent of Puget Energy common stock.

Q:	Who counts the votes?

A:	Mellon Investor Services will tabulate the votes and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Ten directors currently constitute the Company’s Board of Directors. The Board of Directors is divided into three classes. Class I consists of four directors, and Class II and Class III consist of three directors each. Each year one class of directors is elected to a three-year term. The members of Puget Energy’s Board of Directors and Board Committees are the same as the members of Puget Sound Energy’s Board of Directors and Board Committees.

      Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect four Class I directors to serve for a term of three years expiring on the date of the 2007 Annual Meeting.

Class I Nominees Standing for Election — Terms Expiring in 2007

      Phyllis J. Campbell, age 52, has been President and Chief Executive Officer of The Seattle Foundation since 2003. Prior to that she was Chair of the Community Board of U.S. Bank, Washington from 2001 to 2003. She was also President of U.S. Bank, Washington (financial institution) from 1993 to 2001. Ms. Campbell has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1993. She also serves as a director of SAFECO Corporation, Alaska Air Group, Inc., and Joshua Green Corporation (privately held). She is on the Board of Trustees of the Washington State University Foundation.

      Stephen E. Frank, age 62, served as Chairman, President and Chief Executive Officer of Southern California Edison from 1995 until his retirement in January 2002. Prior to that he was President and Chief Operating Officer of Florida Power and Light Company from 1990 to 1995. Mr. Frank was appointed a director of Puget Energy and Puget Sound Energy in August 2003. His appointment to the Board of Directors was recommended to the Governance and Public Affairs Committee by a non-employee director. He also serves as a director of UNOVA, Inc., Washington Mutual, Inc., Associated Electric & Gas Insurance Services Limited, and LNR Property Corporation.

      Dr. Kenneth P. Mortimer, age 66, is President Emeritus of the University of Hawaii and Western Washington University. He is also Chancellor Emeritus of the University of Hawaii at Manoa. Dr. Mortimer was named president of University of Hawaii in 1993. He is also Senior Associate of the National Center for Higher Education Management Systems. Dr. Mortimer holds a Ph.D. degree from the University of California at Berkeley and an MBA from the Wharton School of the University of Pennsylvania. Dr. Mortimer has been a director of Puget Energy and Puget Sound Energy since 2001.

      Stephen P. Reynolds, age 56, has been President and Chief Executive Officer of Puget Energy and Puget Sound Energy since January 2002. Prior to that, he was President and Chief Executive Officer of Reynolds Energy International from 1998 to 2002 and President and Chief Executive Officer of Pacific Gas Transmission Company from 1987 to 1998. Mr. Reynolds has been a director of Puget Energy and Puget Sound Energy since 2002. Mr. Reynolds also serves as a director of Oregon Steel Mills, Inc. and InfrastruX Group, Inc. (a Puget Energy majority owned subsidiary).

DIRECTORS CONTINUING IN OFFICE

Class II — Terms Expiring in 2005

      Charles W. Bingham, age 70, served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in 1995. Mr. Bingham has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1978. Mr. Bingham also serves as a director of the Evergreen Forest Trust.

      Robert L. Dryden, age 70, served as President, Chief Executive Officer and a director of ConneXt, Inc. (a former subsidiary of Puget Sound Energy) from 1999 until his retirement in 2001. Prior to that, he served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group from 1990 until 1998. Mr. Dryden has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991. Mr. Dryden also serves as a director of Vykor Company, Software Revolution, Inc. and was a Director Emeritus of US Bancorp from 1999 through 2002.

      Sally G. Narodick, age 58, is President of Narodick Consulting, which specializes in strategic planning for the educational technology industry. She retired as Chief Executive Officer of Apex Learning Inc., a venture-backed Internet distance learning company, in 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation. Ms. Narodick has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1989. Ms. Narodick also serves as a director of Penford Corporation, Click2learn, Inc. and Solutia Inc.

Class III — Terms Expiring in 2006

      Douglas P. Beighle, age 71, has been Chairman of the Boards of Directors of Puget Energy and Puget Sound Energy since March 2002. Mr. Beighle served as Lead Director from April 2001 to March 2002. Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement in 1997. Mr. Beighle has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1981. He also serves as a director of Washington Mutual, Inc., and Simpson Investment Company (privately held).

      Craig W. Cole, age 54, has been President and Chief Executive Officer of Brown & Cole Stores, LLC (retail grocery) since 1989. Mr. Cole is a member of the Washington Roundtable and the Washington State Energy Strategy Advisory Committee. Mr. Cole has served as a director of Puget Energy and Puget Sound Energy since December 1999. He also serves as a director of Associated Grocers, Inc. and the National Food Marketing Institute. Mr. Cole also serves as a Regent of the University of Washington.

      Tomio Moriguchi, age 67, has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor) since December 1994. Mr. Moriguchi has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1988. Mr. Moriguchi also serves as President of the Board of North American Post Publishing, Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board

      The Board has reviewed the relationships between Puget Energy and each of its directors and has determined that all of the directors, other than Stephen P. Reynolds, Puget Energy’s President and Chief Executive Officer, are independent under the recently adopted New York Stock Exchange (NYSE) corporate governance listing standards and Puget Energy’s Corporate Governance Guidelines. In making these determinations, the Board has established a categorical standard that a director’s independence is not impaired solely as a result of the director, or a company for which the director or an immediate family member of the director serves as an executive officer, making payments to Puget Sound Energy for power or natural gas provided by Puget Sound Energy at rates fixed in conformity with law or governmental authority, unless such payments would automatically disqualify the director under the NYSE’s corporate governance listing standards.

Board Attendance

      The Puget Energy Board of Directors met nine times during 2003. Each director has attended at least 75% of these meetings and the meetings of the Board committees on which he or she served. Directors on average attended 98% of all Board and Board Committee meetings during 2003.

      Under the Company’s Corporate Governance Guidelines, each director is encouraged and normally expected to attend Puget Energy’s regularly scheduled annual meeting of shareholders. All Directors as of May 13, 2003 attended the 2003 Annual Meeting of Shareholders of Puget Energy.

Executive Sessions

      Non-management directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. The Chair of the Board, if a non-management director, presides over the executive sessions. However, if the Chair is not an independent director, then a lead independent director appointed by the Board will preside. If the group of non-management directors includes any non-independent directors, then the independent directors will meet in executive session at least once a year. Shareholders may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”

Committees of the Board of Directors

      The Puget Energy Board of Directors has established Audit, Corporate Governance and Public Affairs, and Compensation and Leadership Development standing committees, which meet in addition to regular Board meetings. The membership of these committees and a brief statement of their principal responsibilities are presented as follows:

		Compensation and	Governance and
	Audit	Leadership Development	Public Affairs
Director	Committee	Committee	Committee

Douglas P. Beighle	X	X	X
Charles W. Bingham	X	X
Phyllis J. Campbell		Chair	X
Craig W. Cole			Chair
Robert L. Dryden			X
Stephen E. Frank		X
Tomio Moriguchi	X		X
Dr. Kenneth P. Mortimer	X	X
Sally G. Narodick	Chair	X

      Although Mr. Frank is not a member of the Audit Committee, he has been asked by the Board to attend Audit Committee meetings.

      Mr. Beighle serves as the presiding director during executive sessions of the Board of Directors. The chair of each committee discussed below serves as the presiding director during executive sessions of each such committee.

Audit Committee

      The Audit Committee assists the full Board in oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the Company’s internal and independent auditors.

      In addition, the Audit Committee has ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. A copy of the Audit Committee charter is attached as Appendix A to this proxy statement. Each member of the Audit Committee is an independent director under SEC rules and NYSE listing standards. The Board has determined that Ms. Narodick meets the definition of “audit committee financial expert” under SEC rules.

      The Audit Committee met eight times during 2003.

Compensation and Leadership Development Committee

      The purpose of the Compensation and Leadership Development Committee is to:

•	Discharge the responsibilities of the Board relating to compensation of the Company’s officers.

•	Approve and evaluate officer compensation plans, policies and programs.

•	Oversee long-range planning for executive development and succession, and the design, administration and performance of employee retirement and savings plans.

      Each member of the Compensation and Leadership Development Committee is independent under NYSE listing standards. The Compensation and Leadership Development Committee met six times during 2003.

Governance and Public Affairs Committee

      The purpose of the Governance and Public Affairs Committee is to:

•	Identify individuals qualified to become members of the Board.

•	Select and recommend to the Board director candidates.

•	Develop, update as necessary and recommend to the Board corporate governance principles and policies, including the Company’s Corporate Governance Guidelines.

•	Monitor compliance with the corporate governance principles and policies.

•	Oversee the Company’s involvement with key constituencies, including community activities.

•	Approve director fees and other retention terms.

      A copy of the Governance and Public Affairs Committee Charter is attached as Appendix B to this proxy statement. Each member of the Governance and Public Affairs Committee is independent under NYSE listing standards. The Governance and Public Affairs Committee met four times in 2003.

DIRECTOR NOMINATION PROCEDURES

      The Governance and Public Affairs Committee is generally responsible for the identification, review, selection and recommendation to the Board, of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Committee reviews with the Board the requisite skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Committee’s recommendation, the Board recommends the Board nominees to the shareholders for election.

      Director candidates may be recommended or suggested by a current director, a member of senior management or a shareholder. In addition, the Governance and Public Affairs Committee has authority to retain search firms to identify director candidates. A director candidate should be referred to the Chair of the Governance and Public Affairs Committee for consideration by the Committee, which may then recommend the director candidate to the Board for its consideration, if deemed appropriate. A shareholder wishing to recommend a director candidate for consideration by the Committee should submit their suggestions in writing to the Chair of the Governance and Public Affairs Committee, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2005 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals — Advance Notice Procedures for Director Nominations and Other Business.” In the event there is a vacancy on the Board, the Governance and Public Affairs Committee will initiate the effort to identify appropriate director candidates.

      The Governance and Public Affairs Committee has recommended to the Board, and the Board has adopted, Director Recruiting and Selection Criteria set out in Exhibit A to the Governance and Public Affairs Committee Charter. In accordance with the Selection Criteria, the Governance and Public Affairs Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics; commitment to fulfill the duties of the Board; financial expertise; industry knowledge; training and experience in public policy and governmental affairs; regional knowledge and contacts; ethnic, gender, professional, and philosophical diversity; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and Board Committee activities is also considered. Pursuant to Puget Energy’s Corporate Governance Guidelines, directors are expected to tender their resignation prior to the annual shareholders meeting following their 72nd birthday, though a director may stand for reelection even though the retirement policy would prevent him or her from completing a full three year term. In addition, without specific approval from the Board, no director may serve on more than five public company Boards. The Committee periodically reviews with the Board the appropriate process for and the considerations to be made in, the evaluation of director candidates.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

      Shareholders of Puget Energy may communicate with an individual director or the Board of Directors as a group via U.S. Postal mail directed to: Mr. Douglas P. Beighle, Chairman of the Board of Directors, c/o Corporate Secretary, Puget Energy, Inc., P.O. Box 97034, PSE-12, Bellevue, Washington 98009-9734. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or Board as a whole.

      The sections below entitled “Shareholder Proposals — Submission of Shareholder Proposals for Inclusion in Proxy Statement” and “Shareholder Proposals — Advance Notice Procedures for Director Nominations or Other Business,” respectively, outline the procedures for submission of shareholder proposals for inclusion in Puget Energy’s proxy statement for the 2005 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board or proposals for other business to be considered at the 2005 Annual Meeting of Shareholders.

ADDITIONAL CORPORATE GOVERNANCE INFORMATION

      The following corporate governance materials of Puget Energy are available in the Investors section of the Company’s website at www.pse.com, or a copy will be mailed upon request to Puget Energy, Inc., Investor Services, P.O. Box 97034 PSE-08S, Bellevue, WA 98009-9734, or calling (425) 462-3898:

•	Corporate Governance Guidelines;

•	Corporate Ethics and Compliance Code;

•	Audit Committee, Governance and Public Affairs Committee and Compensation and Leadership Development Committee charters;

•	Code of Ethics for our Chief Executive Officer and senior financial officers.

      If we waive any material provision of our Code of Ethics for our Chief Executive Officer and senior financial officers or our Corporate Ethics and Compliance Code, or substantively change the codes for any specific officer or director, we will disclose that fact on our website within five business days. In addition, any material amendments of these codes will be disclosed.

DIRECTOR COMPENSATION

      Puget Energy pays all directors other than directors who are also employees of the Company a quarterly retainer of $15,000 plus $1,250 in fees for each board and committee meeting the director attends. Meeting fees are reduced by 50% if the meeting is scheduled as a telephonic meeting and lasts less than 60 minutes. The Chairman of the Board receives an additional quarterly retainer of $10,000. The Chair of the Audit Committee is paid an additional quarterly retainer of $2,500 and other members of the Audit Committee are paid an additional quarterly retainer of $1,000. Chairs of the Governance and Public Affairs and Compensation and Leadership Development Committees are paid additional quarterly retainers of $1,500. Board members who do not serve on a committee but are requested to attend a committee meeting at the request of the committee chair are paid a meeting attendance fee. Effective July 1, 2003, the number of shares that will be issued to each nonemployee director as a stock payment under the Puget Energy Nonemployee Director Stock Plan (Director Stock Plan) is determined by dividing two-thirds of the quarterly retainer payable to such director for a fiscal quarter by the fair market value of Puget Energy’s common stock on the last business day of that fiscal quarter. Directors owning less than two years worth of current annual retainer fees in the form of Puget Energy share interests are paid 100% of their quarterly retainer fees in the form of Puget Energy shares. Prior to July 1, 2003, 40% of the quarterly retainer was payable in stock. A nonemployee director may elect to increase the percentage of his or her quarterly retainer that is paid in stock, up to 100%. A nonemployee director may also elect to defer the issuance of shares under the Director Stock Plan in accordance with the terms of the plan.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Puget Energy Board of Directors is composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Committee operates under a written charter approved by the Board of Directors, a copy of which is provided with this proxy statement as Appendix A.

      The primary purpose of the Audit Committee is to assist the Board of Directors of Puget Energy in oversight of the Company’s financial reporting processes. As stated in the Audit Committee Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to verify whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The management of Puget Energy is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the financial statements of Puget Energy in accordance with generally accepted auditing standards.

      Consistent with its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management of Puget Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence.

      Based upon the Audit Committee’s discussions with management and the independent auditors and their review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee of Puget Energy, Inc.

Sally G. Narodick, Chair
Douglas P. Beighle
Charles W. Bingham
Tomio Moriguchi
Dr. Kenneth P. Mortimer

INDEPENDENT AUDITORS’ FEES

      The aggregate fees billed by PricewaterhouseCoopers LLP, Puget Energy’s independent auditors, in fiscal year 2003 and 2002 were as follows:

	2003	2002

Audit-fees(1)	$850,000	$791,000
Audit-Related fees(2)	261,000	195,000
Tax fees(3)	200,000	288,000
Other fees(4)	—	23,000

Total	$1,311,000	$1,297,000

(1)	For professional services rendered for the audit of Puget Energy’s annual financial statements, reviews of financial statements included in the Company’s Forms 10-Q, and consents and reviews of documents filed with the Securities and Exchange Commission.

The 2003 fees are estimated and include an aggregate amount of approximately $444,000 billed to Puget Energy through December 31, 2003. The 2002 fees include an aggregate amount of $397,000 billed to Puget Energy through December 31, 2002.

(2)	Consists of employee benefit plan audits, due diligence reviews and assistance with Sarbanes-Oxley readiness.

(3)	Consists of tax planning, consulting and tax return reviews.

(4)	For 2002, other fees consisted of financial information systems design and implementation fees relating to the final portion of work on the implementation of Puget Sound Energy’s ConsumerLinX customer information system, initiated in 2001 and completed in February 2002.

      The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

      The annual audit services engagement terms and fees, as well as any changes in terms, conditions and fees relating to the engagement, are subject to specific pre-approval by the Audit Committee. In addition, on an annual basis, the Audit Committee grants general pre-approval for specific categories of audit, audit-related, tax and other services, within specified fee levels, that may be provided by the independent auditor. With respect to each proposed pre-approved service, the independent auditor is required to provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided.

      Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management.

      For 2003, all audit and non-audit services were pre-approved.

      The Audit Committee of Puget Energy has considered the compatibility of non-audit services with maintaining PricewaterhouseCoopers LLP’s independence.

STOCK PRICE PERFORMANCE

      The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) of Puget Energy common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index (S&P 500) and the Edison Electric Institute (EEI) Combination Gas & Electric Investor-Owned Utilities Index.

Five-Year Cumulative Total Return

	1998	1999	2000	2001	2002	2003

PSD	$100.00	$75.48	$116.91	$99.61	$106.26	$120.53
EEI Gas & Electric Index	100.00	81.27	120.98	109.78	88.78	110.98
S&P 500 Index	100.00	121.04	110.03	96.94	75.52	97.19

      This comparison assumes $100 was invested on December 31, 1998 in: (a) Puget Energy common stock; (b) the S&P 500 Stock Index; and (c) the EEI Combination Gas & Electric Investor-Owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.

      The Puget Energy Board of Directors and its Compensation and Leadership Development Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Ownership Table

      The following table shows the number of shares of common stock beneficially owned on February 18, 2004 by each director and nominee, by each executive officer named in the Summary Compensation Table and by the directors and executive officers of Puget Energy as a group. Puget Energy considers executive officers of Puget Sound Energy and the Chief Executive Officer of InfrastruX to be executive officers of Puget Energy. No director or executive officer owns more than 1% of the outstanding shares of common stock. Franklin Resources, Inc. of San Mateo California beneficially owns approximately 5.9% of Puget Energy common stock. Percentage beneficial ownership is based on 99,238,843 shares outstanding as of February 18, 2004.

	Number of Beneficially		Number of Share
Name	Owned Shares		Interests Held

Douglas P. Beighle	5,169		4,267	(1)
Charles W. Bingham	8,339		528	(1)
Phyllis J. Campbell	1,000		5,396	(1)
Craig W. Cole	200		6,801	(1)
Robert L. Dryden	122		5,832	(1)
Stephen E. Frank	—		978	(1)
Tomio Moriguchi	1,374		10,558	(1)
Kenneth P. Mortimer	—		5,650	(1)
Sally G. Narodick	258		6,610	(1)
Stephen P. Reynolds	215,000	(3)	31,408	(2)
Michael Lennon	—	(4)	—
Stephen A. McKeon	17,912	(5)	—
Susan McLain	12,954	(5)	11,928	(2)
Gary B. Swofford	12,865	(5)	46,731	(2)
Timothy J. Hogan	8,523	(5)	746	(6)
All directors and executive officers, including named executive officers, as a group	387,595		166,109
Franklin Resources, Inc. and affiliates	5,855,000	(7)	—

(1)	Includes stock units held in the Puget Energy Directors’ Stock Plan.

(2)	Includes stock units held in the Puget Sound Energy Deferred Compensation Plan through February 18, 2004.

(3)	Includes 80,000 shares of restricted stock. Also includes 135,000 shares of common stock subject to stock options that are currently exercisable.

(4)	Mr. Lennon also holds stock options to purchase 100,000 shares of InfrastruX common stock that are exercisable within 60 days after February 18, 2004.

(5)	Includes shares held under the Puget Sound Energy Investment Plan for Employees through February 18, 2004.

(6)	Includes 746 shares of common stock subject to currently exercisable stock options granted by Washington Energy Company prior to the Puget Sound Power & Light Company/ Washington Energy Company merger, which were converted into options to purchase common stock at the merger exchange ratio of .86 to 1.

(7)	Information presented is based on a Schedule 13G filed on February 10, 2004 by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. This amount includes 5,855,000 shares of common stock beneficially owned by Franklin Advisers, Inc. or Fiduciary Trust

Company International, subsidiaries of Franklin Resources, Inc. According to the Schedule 13G, Franklin Advisers, Inc. has sole voting and investment power over 5,849,600 of the shares and Fiduciary Trust Company International has sole voting and investment power over 5,400 of the shares. Each of the reporting persons disclaims beneficial ownership of the shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy and Puget Sound Energy to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the Securities and Exchange Commission. To our knowledge, based on our review of the reports furnished to Puget Energy in 2003 and written representations that no other reports were required, all directors and officers of Puget Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2003 except that a delinquent Form 4 was filed on behalf of Ms. Clements, Vice President Human Resources and Labor Relations, Puget Sound Energy, on February 20, 2004 relating to LTIP shares granted on September 8, 2003.

EXECUTIVE COMPENSATION

Compensation and Leadership Development Committee Report

      The Board of Directors of Puget Energy delegates responsibility for executive compensation to the Compensation and Leadership Development Committee (formerly the Compensation and Retirement Committee). The Committee’s members are Phyllis J. Campbell (Chair), Douglas P. Beighle, Charles W. Bingham, Stephen E. Frank, Dr. Kenneth P. Mortimer, and Sally G. Narodick, none of whom is an employee of Puget Energy or participates in the compensation programs described here for executives. The Committee establishes compensation for the President and Chief Executive Officer and reviews and approves the President and Chief Executive Officer’s recommendations regarding compensation of the other executive officers.

      In determining executive compensation, the Committee considers the pay practices in comparable companies in the electric and combination gas and electric utility industries. The Committee believes that executive compensation packages should do the following:

•	Attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

•	Place a significant portion of each executive’s total pay at risk to motivate executives to achieve Company and individual performance goals;

•	Be aligned with annual operating goals that support continued emphasis on low cost, reliable service to customers; and

•	Tie the long-term incentive compensation component of Chief Executive Officer and executive compensation to Company performance and increased value to shareholders.

      In making compensation decisions, the Committee reviews appropriate market compensation indices. The principal source of this data is a selection of comparable companies that are most similar in scope and size to Puget Energy from a comprehensive, industry-wide annual survey of management pay prepared by a national compensation consulting firm. All are part of the Edison Electric Institute (EEI) Investor-Owned Utilities Index and most are gas and electric combination companies which comprise the EEI Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph on page 10.

      The Committee’s compensation policies encompass a mix of base salary and annual and long-term incentive compensation programs. The Committee designs the total package to provide participants with appropriate incentives to achieve current operational performance and customer service goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive’s incentive pay. Total cash compensation is targeted at the 50th percentile of total compensation for the comparator group if annual performance goals are achieved. If performance goals are achieved at the highest level, total cash compensation will be leveraged to reach the 60th percentile or higher.

Base Salary

      Generally, base salaries for executives are administered on a subjective, individual basis by the Committee using as a guideline, median salary levels of a select group of electric and combination gas and electric companies from the industry survey described above.

Annual Incentive Compensation

      All executive officers of Puget Sound Energy participate in its annual Goals and Incentive Plan. This plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the Company’s service quality commitment to customers. For 2003, the targeted opportunity for awards from this plan varied by executive officer: Mr. Reynolds’ target was 70% of base salary. The target for Messrs. Hogan, McKeon, and Swofford was 45% of base salary and the target for Ms. McLain was 45% of base salary. Mr. Lennon, who is a named executive officer of Puget Energy because of his role as Chief Executive Officer of InfrastruX, participates in the InfrastruX annual incentive compensation program, pursuant to which he has a target award of 50% of base salary.

      For 2003, 100% of the award for the named executives of Puget Sound Energy other than Ms. McLain was based on EPS performance. EPS results did not achieve the minimum funding level, and because results were below threshold levels, no performance incentives under the Company’s Goals & Incentive Plan were paid to Company officers. Mr. Lennon did not receive an award payment under the InfrastruX plan, due to financial performance below threshold level for payment.

Long-Term Incentive Compensation

      Under the 1995 Long-Term Incentive Compensation Plan (the 1995 Plan), approved by shareholders in 1995, the Puget Energy Compensation Committee has awarded contingent grants of common stock to Puget Sound Energy executives and key employees that generally pay in stock at the end of a four-year period, based on Puget Energy’s cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index during that period (LTIP Awards). The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. The Long-Term Incentive Plan Awards in 2003 table on page 18 lists the grants made in 2003 to the named executive officers for the four-year performance cycle ending December 31, 2006. The Summary Compensation Table on page 15 shows the payout for the four-year cycle ended December 31, 2003. Based on the four-year cumulative total shareholder return for Puget Energy compared to that of companies in the EEI Combination Gas & Electric Investor-Owned Utilities Index results were achieved at the 59th percentile, which generated payout at the 110% funding level.

      The Committee intends to implement the LTIP Award program beginning in 2004 by awarding to Puget Sound Energy executives and key employees contingent grants of Puget Energy stock that will be paid at the end of a three-year period based on Puget Energy’s total shareholder return, on Puget Energy’s total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index, and will be modified based on performance outcomes on a set of service quality measures during the performance period. Performance is measured and a portion of the award determined at the end of each year in the three-year cycle, with payout for all three years made at the conclusion of the cycle based on continued service until that date.

      As part of its Long-Term Incentive Program, the Committee has also established stock ownership guidelines to be achieved over a five-year period commencing in 1999, or at time of hire whichever is later, for Puget Sound Energy officers and key managers that range from 50% of base salary to two times base salary for the named executive officers.

Chief Executive Officer Compensation

      In February 2003, Mr. Reynolds’ base salary as President and Chief Executive Officer was determined to be below the median for Chief Executive Officers in comparable companies and was increased from $650,000 per year to $685,000.

      The Committee has established objectives for Mr. Reynolds across two key dimensions: strategic objectives and annual financial objectives. For 2003, the Company’s financial performance was below expectations which resulted in Mr. Reynolds not achieving his annual financial objectives and, along with all Company officers, Mr. Reynolds did not receive a Goals & Incentive Plan payment.

      On his strategic objectives, Mr. Reynolds has demonstrated outstanding performance. Since joining the Company, Mr. Reynolds has shaped a comprehensive business strategy for Puget Sound Energy’s return to a vertically integrated regulated utility. Mr. Reynolds has positioned the Company to accomplish this strategy by building an experienced team of leaders, greatly improving relations with key customers, and focusing the team on acquiring new resources and improving regulatory relationships. In recognition of these accomplishments, the Committee approved a discretionary incentive cash award of $250,000 to Mr. Reynolds, effective January 8, 2004. Also, based on this outstanding performance in carrying the Company forward and the Board’s desire to retain his services for the long term, the Committee awarded Mr. Reynolds a retention grant of 40,000 shares of restricted stock and 10,000 restricted stock units.

Additional Information

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policy is to structure executive officer compensation to achieve deductibility under Section 162(m) while preserving flexibility in compensation program design to achieve corporate objectives. The Company has a salary and incentive award deferral plan that permits compensation deferred under the plan by the named executive officers to be exempt from the Section 162(m) limit on tax deductibility.

Compensation and Leadership
Development Committee of
Puget Energy, Inc.

Phyllis J. Campbell, Chair
Douglas P. Beighle
Charles W. Bingham
Stephen E. Frank
Dr. Kenneth P. Mortimer
Sally G. Narodick

Summary Compensation Table

      The following information is furnished for the years ended December 31, 2003, 2002, and 2001 with respect to Puget Energy’s and Puget Sound Energy’s President and Chief Executive Officer and each of the four other most highly compensated executive officers of Puget Energy and Puget Sound Energy during 2003, and one former named executive. The positions and offices below are at Puget Energy and Puget Sound Energy, except that Ms. McLain and Mr. Swofford are officers of Puget Sound Energy only and Mr. Lennon is Chief Executive Officer of InfrastruX, a majority owned subsidiary of Puget Energy. Mr. Hogan was an executive officer of Puget Sound Energy until July 31, 2003. Annual compensation includes amounts deferred at the officer’s election.

		Annual Compensation			Long-Term Compensation

					Awards
				Other Annual	Restricted	Awards
		Salary	Bonus	Compensation	Stock	Options	LTIP		All Other
Name and Principal Position in 2003	Year	($)	($)(6)	($)	($)(7)	(#)(8)	Payouts ($)		Compensation ($)

S. Reynolds	2003	$667,708	$250,000	$—	$—	$—	$—	(9)	$63,001	(12)
President and Chief	2002	622,916	325,000	126,796	1,137,000	300,000	—	(10)	56,952
Executive Officer
M. Lennon(1)	2003	397,883	—	—	—	—	—	(9)	288	(13)
InfrastruX President	2002	256,667	150,000	—	—	—	—	(10)	—
and Chief Executive Officer
S. McKeon(2)	2003	378,303	—	—	—	—	579,391	(9)	28,852	(14)
Senior Vice President	2002	360,920	74,254	—	—	—	408,388	(10)	24,123
Finance and Chief	2001	352,532	—	—	—	—	50,000	(11)	37,861
Financial Officer
S. McLain(3)	2003	245,539	—	—	—	—	223,880	(9)	18,401	(15)
Senior Vice President	2002	220,978	37,268	—	—	—	136,417	(10)	12,361	(16)
Operations	2001	215,933	—	—	—	—	—	(11)	8,783	(17)
G. Swofford(4)	2003	332,801	—	—	—	—	399,342	(9)	25,994	(18)
Senior Vice President	2002	307,835	64,800	—	371,340	—	249,810	(10)	25,027
and Chief Operating	2001	275,349	—	—	—	—	—	(11)	25,269
Officer
T. Hogan(5)	2003	253,958	—				211,088	(9)	55,829	(19)
Senior Vice President	2002	243,050	50,625	—	—	—	138,720	(10)	18,238
Regional Services and	2001	223,761	51,982	—	—	—	—	(11)	19,940
Community Affairs

(1)	Mr. Lennon became President and Chief Executive Officer of InfrastruX in April 2003. He joined InfrastruX in May 2002.

(2)	Mr. McKeon retired in January 2004.

(3)	Ms. McLain became Senior Vice President Operations in February 2003 and has been a Vice President of Puget Sound Energy since 1999.

(4)	Mr. Swofford retired in January 2004.

(5)	Mr. Hogan ceased to be an executive officer on July 31, 2003.

(6)	Incentives in 2003: The Company’s Goals & Incentive Plan did not pay incentives to Company officers due to below threshold performance in EPS. The $250,000 for Mr. Reynolds represents a discretionary award made by the Board in recognition of Mr. Reynolds’ performance on comprehensive strategic objectives in positioning the Company to accomplish long term success as a vertically integrated regulated utility.

(7)	The amounts reported in the Restricted Stock column reflect the value of restricted stock awards granted to Messrs. Reynolds and Swofford in 2002. The dollar amounts in this column are determined by multiplying the number of shares covered by the award by the closing price of the Common Stock on the grant date. These awards have vesting provisions based on length of service.

The number and value of the aggregate restricted stock holdings of Mr. Reynolds as of the close of trading on December 31, 2003 are 40,000 shares, with value of $950,800 based on the closing price of the Common Stock on that date of $23.77. Mr. Swofford’s shares granted were no longer restricted as of December 31, 2003.

(8)	The numbers reported in the Options column reflect the number of options granted. For Mr. Reynolds these are options for shares of Puget Energy common stock. In 2002, the InfrastruX board of directors granted Mr. Lennon options to purchase 400,000 shares of InfrastruX common stock.

(9)	The amounts for 2003 represent payment of Long-Term Incentive Compensation Plan (LTIP) awards for the four-year performance cycle ended December 31, 2003, which consist of (a) shares valued as of the December 31, 2003 closing price of $23.77, plus (b) a total dividend amount of $5.89 per share during the four-year performance period multiplied by the total number of shares. The number and value of shares for each of the named executive officers, except Mr. Hogan and Mr. McKeon, are as set forth below.

	Shares

Name	Number	Value

S. Reynolds	—	$—
M. Lennon	—	—
S. McLain	7,548.2	179,421
G. Swofford	13,464.0	320,039

The payment for Mr. Hogan represents the value of the 2000-2003 grant as of June 30, 2003 and paid in cash. The payment for Mr. McKeon represents the target value of his 2000-2003 grant, paid in cash.

(10)	The amounts for 2002 represent payment of LTIP awards for the four-year performance cycle ended December 31, 2002, which consist of (a) shares valued as of the December 31, 2002 closing price of $22.05, plus (b) a total dividend amount of $6.73 per share during the four-year performance period multiplied by the total number of shares. The number and value of shares for each of the named executive officers are as set forth below.

	Shares

Name	Number	Value

S. Reynolds	—	$—
M. Lennon	—	—
S. McKeon	14,190	312,890
S. McLain	4,740	104,571
G. Swofford	8,680	191,394
T. Hogan	4,820	106,281

(11)	The amounts for 2001 reflect that no share awards were made in payment of LTIP awards for the four-year performance cycle ended on December 31, 2001, since the performance threshold for that cycle was not met. Payment for Mr. McKeon represents minimum LTIP cash payment as stipulated by his employment agreement.

(12)	Represents $10,917 match under Investment Plan for Employees, $49,246 match under the Investment Plan make up, and $2,838 imputed income on life insurance.

(13)	Represents $288 imputed income on life insurance.

(14)	Represents $9,293 match under Investment Plan for Employees, $17,861 match under the Investment Plan make up, and $1,698 imputed income on life insurance.

(15)	Represents $16,968 match under Investment Plan for Employees and $1,433 imputed income on life insurance.

(16)	Represents $10,972 match under Investment Plan for Employees and $1,389 imputed income on life insurance.

(17)	Represents $7,171 match under Investment Plan for Employees, $1,612 match under the Investment Plan make up, and $0 imputed income on life insurance.

(18)	Represents $5,488 match under Investment Plan for Employees, $18,368 match under the Investment Plan make up, and $2,138 imputed income on life insurance.

(19)	Represents $4,993 match under Investment Plan for Employees, $13,282 match under the Investment Plan make up, $36,990 from options exercises, and $564 imputed income on life insurance.

Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

      The following table presents information regarding the number of stock appreciation rights (SARs) exercised in 2003 and the number and value of outstanding unexercised options and SARs held by the participating named executive officers at the end of 2003.

	Number of		Number of Securities
	Shares		Underlying Unexercised			Value of Unexercised
	Underlying	Value of	Options/SARs at Fiscal			In-the-Money Options/SARs
	Options/SARs	Options/SARs	Year-End (#)			at Fiscal Year-End(2)
	Exercised in	Exercised in
Name	2003	2003	Exercisable		Unexercisable	Exercisable ($)	Unexercisable ($)

Puget Energy Options
S. Reynolds	—	$—	67,500		232,500	$85,050	$292,950
T. Hogan	5,799	36,990 (1)	5,482		—	25,923	—
S. McKeon	—	—	—		—	—	—
S. McLain	—	—	—		—	—	—
G. Swofford	—	—	2,400	(3)	—	7,248	—
InfrastruX Options
M. Lennon	—	—	100,000		300,000	—	—

(1)	The value realized is the difference between the closing price of the common stock at the time of the option exercises on November 3, 2003, December 22, 2003 and December 29, 2003 and the grant prices of the options.

(2)	Puget Energy Options: Amounts are the number of options and SARs for Puget Energy common stock multiplied by the difference between the closing price of Puget Energy common stock on December 31, 2003 of $23.77 per share, minus the exercise or base price for that option or SAR. InfrastruX Options: The amounts for Mr. Lennon are the number of options for InfrastruX common stock multiplied by $0.00, which is the difference in the fair market value of the InfrastruX common stock on December 31, 2003 as determined by the InfrastruX Board of Directors and the exercise price for these options.

(3)	Represents SARS. Before 1995, participants in the Company’s Long-Term Incentive Program for senior management could receive stock appreciation rights, which are payable only in cash. The Company has granted no SARS since 1994.

      There is no guarantee that these Puget Energy or InfrastruX options and SARs, as applicable, will have this value when and if they are exercised.

Long-Term Incentive Plan Awards in 2003

      The following table presents information regarding grants made to the named executive officers under the 1995 Long-Term Incentive Compensation Plan in 2003.

			Estimated Future Share Payouts
	Number of	Period Until
Name	Shares(1)	Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

S. Reynolds	67,867	4 years	—	67,867	118,767
M. Lennon	N/A	N/A	N/A	N/A	N/A
S. McKeon	23,929	4 years	—	23,929	41,876
S. McLain	15,687	4 years	—	15,687	27,452
G. Swofford	20,079	4 years	—	20,079	35,138
T. Hogan	16,001	4 years	—	16,001	28,002

(1)	Awards are contingent grants of common stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. The actual payout depends on our four-year total shareholder return compared to the returns reported in the Edison Electric Institute’s Combination Gas & Electric Investor-Owned Utilities Index. To receive 100% of the grant, Puget Energy must perform at the 55th percentile among Edison Electric Institute’s Gas & Electric companies. To receive 175% of the grant, we must perform at or above the 85th percentile ranking. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.

Retirement Benefits Statement

      The table below presents estimated retirement benefits for the named executive officers, assuming retirement on January 1, 2004 at age 62 after selected periods of service. The table lists the estimated aggregate values under our funded pension plan, the Supplemental Executive Retirement Plan (SERP), the Washington Natural Gas Nonqualified Retirement Plan, the SERP pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. Social Security benefits will not be deducted from the amounts shown in the table.

Estimated Annual Benefit Upon Retirement at Age 62

	Years of Credited Service
Average Annual
Compensation	5	10	15+

$200,000	$33,333	$66,667	$100,000
300,000	50,000	100,000	150,000
400,000	66,667	133,333	200,000
500,000	83,333	166,667	250,000
600,000	100,000	200,000	300,000

      The following named executive officers have the indicated years of credited service as of December 31, 2003: T. Hogan, 27.33; S. McKeon, 16.58; S. McLain, 15.33 and G. Swofford, 36.42.

      The average annual compensation as of December 31, 2003 for the following named executive officers was: $304,558 for T. Hogan; $517,770 for S. McKeon; $265,906 for S. McLain; and $496,392 for G. Swofford.

      Estimated aggregate benefits are based on the following formula: 3 1/3% times years of credited service times average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement, except that S. McKeon’s benefit is based on the annual average of his highest 36 consecutive months of salary paid or payable plus the average of his highest three annual bonuses paid or payable. Also, $50,000 of S. McKeon’s LTIP-related payouts are treated as salary. Additionally, the value of G. Swofford’s restricted stock grants are included in the calculation of his benefit. The Average Annual Compensation of any named executive officer who has worked for the Company for less than three full calendar years (or less than 36 consecutive months, as applicable), is determined by averaging the officer’s compensation for all months during which the officer had compensation. Pursuant to each officer’s respective employment agreement, Mr. McKeon’s annual retirement benefit upon his retirement in January 2004 is $296,320, and Mr. Swofford’s is $248,613.

      Mr. Reynolds is covered only by the cash balance formula of the qualified pension plan (the Cash Balance Plan), and not by any of the other plans (or the relevant portions thereof) identified above. Under the Cash Balance Plan, each eligible participant annually receives a benefit accrual based on additions during such year to a hypothetical account (a “Cash Balance Account”) established for such participant. Each year a participant’s Cash Balance Account is credited with compensation credits and interest credits. The compensation-crediting rate for each year is based on the participant’s age as of the last day of that year. For participants who are less than 30 years old, the compensation credit is 3%; for participants who are at least 30 years old, but less than 40 years old, the compensation credit is 4%; for participants who are at least 40 years old, but less than 50 years old, the compensation credit is 5%; for participants who are at least 50 years old, but less than 55 years old, the compensation credit is 6%; for participants who are at least 55 years old, but less than 60 years old, the compensation credit is 7%; and for participants who are at least 60 years old, the compensation credit is 8%. Eligible cash compensation includes base wage or salary (prior to any payroll deductions under the Puget Sound Energy 401(k) or cafeteria plans), overtime, differentials and bonuses (other than bonuses payable under the Puget Sound Energy Long Term Incentive Program for Senior Management, signing, retention and similar bonuses, and bonuses paid after the last day of the year in which the participant’s employment terminates), up to the limit imposed by the Internal Revenue Code ($200,000 for 2004). The interest-crediting rate for a calendar year is 4%, or such higher amount as Puget Sound Energy may determine. Compensation credits are made as of the last day of each calendar year. Interest credits are made as of the last day of each calendar year quarter, based on the balance in the participant’s Cash Balance Account as of the beginning of that quarter. The interest credit rate for 2003 was 4%. A participant may elect to receive, at the time of termination, a lump sum distribution of not less than the vested balance in his or her Cash Balance Account or annuitized payments from the Cash Balance Plan’s trust fund. In general, all salaried employees and certain union-represented employees become eligible to participate in the Cash Balance Plan on their date of hire. An employee’s benefit under the Cash Balance Plan becomes vested after five years of active service (or, if earlier, upon attaining normal retirement age (age 65) while employed by Puget Sound Energy or its affiliates). There are no employee contributions to the Cash Balance Plan.

      Mr. Reynolds’ estimated annual benefit payable from the Cash Balance Plan at normal retirement age is $26,487. This is based on the assumptions that his eligible compensation will be $200,000 each year (the current legal maximum) and the interest-crediting rate will be 4.0% each year and is not subject to any deduction for Social Security or other offset amounts.

      Mr. Lennon is not a participant in the pension programs covered in this section.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Agreements

      Mr. Reynolds. As of January 1, 2002, Puget Energy and Puget Sound Energy (the Companies) entered into an employment agreement with Mr. Reynolds to secure his services as Chief Executive Officer and President. The agreement has an initial term of three years after which time it will be automatically renewed for one-year terms unless notice of termination is given by either party at least 180 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Reynolds was appointed to the Board of Directors and the board will recommend him for reelection during the term of the agreement.

      Mr. Reynolds will receive a base salary of $650,000, which will be reviewed annually and may be increased at the discretion of the board. He will participate in the Companies’ annual incentive bonus program with a target bonus of 55% of base salary and a maximum bonus of 110% of base salary, except that his annual incentive bonus for 2002 was to be at least $325,000.

      Mr. Reynolds will also participate in the Puget Energy 1995 Long-Term Incentive Compensation Plan, under which he will be granted annual performance awards (LTIP awards) valued at not less than 150% of his base salary. Each LTIP Award may be funded from 0% to 175% of the award at the end of each four-year performance cycle, depending on the Companies’ performance. If the Companies adopt new annual incentive bonus plans or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, Mr. Reynolds will be granted awards of comparable value under such plans or programs.

      As an inducement to his employment, Mr. Reynolds was granted a non-qualified option to purchase 150,000 shares of the common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The option has a term of ten years and vests over four years from January 1, 2002, at a rate of 25% per year.

      As a further inducement to his employment and in lieu of participation in the Companies’ Supplemental Executive Retirement Plan, Mr. Reynolds received the following grants:

a) non-qualified option to purchase 150,000 shares of the common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The option has a term of ten years and vests over a period of five years from January 1, 2002, at a rate of 20% per year;

b) 50,000 restricted shares of the common stock, with the restrictions on the shares lapsing over five years from January 1, 2002, at 20% per year; and

c) performance-based stock equivalents that will be credited to a deferred compensation account under the Companies’ deferred compensation plan (the “Retirement Equivalent Stock Account”) each January commencing on January 1, 2003, calculated as the number of shares obtained by taking 15% of Mr. Reynolds’ base salary and incentive bonus for the preceding year and dividing that amount by the average per-share closing price of the common stock on the last day of October, November and December of the preceding year. These stock equivalents are entitled to all dividends declared on the common stock, which will be reinvested in the common stock and credited to the Retirement Equivalent Stock Account. The stock equivalents vest over seven years from January 1, 2002 at 15% per year for the first six years, with the balance vesting in the seventh year.

      If at any time the Companies terminate Mr. Reynolds’ employment without cause, or Mr. Reynolds terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the agreement), the Companies will pay Mr. Reynolds a severance benefit equal to two times his then current annual base salary and target annual incentive bonus, accelerate two years vesting of his performance-based stock equivalent grants, and accelerate vesting under his stock option grants to the date of termination. If Mr. Reynolds is terminated for cause, he will be entitled to receive any base salary, annual incentive bonuses or stock equivalent grants due to him through the date of his termination, and he will retain the vested portion of his Retirement Equivalent Stock Account and any vested stock options or restricted stock grants.

      If a change of control occurs during the term of Mr. Reynolds’ employment with the Companies, the Companies will pay him an amount equal to three times his then current base salary and target annual incentive bonus and accelerate the vesting of the equity awards described above. In addition, Mr. Reynolds will retain existing medical, dental and insurance benefits for a period of three years or until he obtains similar coverage through another employer. Mr. Reynolds will also receive a cash payment equal to any excise taxes payable by him due to payments received under the agreement or any other payment or benefit from the Company, plus the tax expense to him resulting from this payment.

      Mr. McKeon. On January 6, 2004, Mr. McKeon retired as Puget Energy’s and Puget Sound Energy’s Senior Vice President Finance and Chief Financial Officer. Effective July 1, 2001 Mr. McKeon entered into an employment agreement with Puget Energy and Puget Sound Energy that superseded the agreement between Puget Sound Energy and Mr. McKeon effective June 2, 1997. Pursuant to the July 1, 2001 agreement Mr. McKeon was deemed to have completed 14 additional years of service under the SERP, and benefits under the SERP are to be based on the sum of the annual average of (a) his highest 36 consecutive months of base salary; (b) his highest three annual bonuses; and (c) the first $50,000 in value of his highest three LTIP award payments. He is entitled to elect to take early commencement of SERP retirement benefits prior to age 62. The agreement also provided certain retention incentive benefits based on Mr. McKeon’s continued employment for one year, two years or three years after April 1, 2001, calculated on a monthly basis. Pursuant to these provisions, Mr. McKeon received the following payments and benefits upon his retirement: (i) all unvested LTIP Awards vested pro rata and were paid at target, with one year of extra vesting for each prorated award (57,421 shares); (ii) 36 months was added to his age for purposes of calculating the early retirement discount under the SERP; and (iii) he received a payment equal to one and one-half times his 2003 total salary (which is defined as including $50,000 of his 2003 LTIP award payout) and one times his 2003 target bonus.

      Mr. Swofford. On January 1, 2004, Mr. Swofford retired as Puget Sound Energy’s Senior Vice President and Chief Operating Officer. In October 1996, Puget Sound Energy entered into an agreement with Mr. Swofford under which he will be paid a retention incentive benefit based on continued employment following the merger of Puget Sound Energy and the Washington Energy Company in February 1997, equal to three times his annual base salary in 1996, plus the bonus paid in 1996 ($630,000). The incentive benefit vested in three equal installments after one year, three years and five years of continued employment after the merger. The incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date of Mr. Swofford’s retirement.

      Mr. Lennon. Effective May 6, 2002, InfrastruX, a majority owned subsidiary of Puget Energy, entered into an employment agreement with Mr. Lennon to secure his services as President and Chief Executive Officer. The agreement has an initial term of two years after which time it will be automatically renewed for one-year terms unless notice of termination is provided in writing by either party no less than six months prior to the expiration date. Pursuant to the agreement, Mr. Lennon will receive a minimum annual base salary of $385,000. The Board of Directors or Executive Committee of InfrastruX will determine and the Compensation Committee of the Board of Directors of Puget Energy will approve any increases in the amount of the annual base salary in future years.

      Mr. Lennon will also participate in the InfrastruX annual incentive bonus program with a threshold bonus of 20% of base salary, a target bonus of 50% of base salary and a maximum bonus of 80% of base salary, except that his annual incentive bonus for 2002 will be at least $100,000. Mr. Lennon received a transition incentive payment of $50,000 when the agreement became effective.

      Mr. Lennon’s agreement also provides for an option under the InfrastruX 2000 Stock Incentive Plan to purchase 400,000 shares of InfrastruX common stock. The option vests over four years from May 1, 2003, at a rate of 25% per year.

      During the term of Mr. Lennon’s agreement, he is entitled to participate in all benefit programs provided or offered from time to time to senior executive-level employees of InfrastruX, subject to and in accordance with applicable eligibility requirements.

      If, prior to the completion of Mr. Lennon’s agreement, InfrastruX terminates Mr. Lennon’s employment without cause, or Mr. Lennon terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the agreement), he will receive: (a) termination payments equal to one year of base salary, (b) the number of unvested shares subject to the option that would have vested through the date that is twelve months following the date of termination shall become immediately exercisable as of the termination date and shall remain exercisable until the earlier of four years from the termination date and the expiration of the 10-year term of the option, and (c) any unpaid base salary which has accrued for services already performed as of the termination date. If Mr. Lennon is terminated for cause, he will not be entitled to receive any of the foregoing benefits, other than unpaid base salary which has accrued for services already performed as of the termination date.

      In the event that Puget Energy sells its controlling interest in InfrastruX to an unrelated third party (successor party), other than in a sale pursuant to a public offering of InfrastruX common stock, the unvested shares subject to the option shall vest and become immediately exercisable as of the effective date of the change of control. In the event Mr. Lennon’s employment with InfrastruX or the successor party is terminated without cause or by employee for good reason within one year following the change of control, Mr. Lennon will be entitled to receive a severance payment equal to three times the sum of his base salary plus the target bonus. In the event Mr. Lennon’s employment with InfrastruX or the successor party should be terminated by him without good reason within one year following the change of control, he will be entitled to receive a severance payment equal to one year of his base salary.

      In the event that there has been no change of control nor an initial public offering of InfrastruX common stock by December 31, 2006, Mr. Lennon will have the right, exercisable between January 1 and January 31, 2007, to sell shares of InfrastruX common stock received by him upon exercise of the option to InfrastruX pursuant to the terms of the agreement.

      Ms. McLain. In March 1999, Puget Sound Energy entered into a change of control agreement with Ms. McLain pursuant to which she will continue to be employed in the executive capacity of Vice President Operations — Delivery, or a substantially comparable position as described in the agreement, for a period of two years after a change of control (the “employment period”). During the employment period Ms. McLain will be entitled to continued compensation and benefits at comparable levels, full vesting of any stock options, stock appreciation rights or restricted stock, and full vesting under the Puget Sound Energy Supplemental Executive Retire Plan (SERP) so that she will be entitled to receive at age 62 or, at her election, at any age between 55 and 62, a retirement benefit reduced one-third percent ( 1/3%) for each month that benefits commence prior to the beginning of the month coincident with or next following the date she would attain age 62.

      If at any time during the employment period Puget Sound Energy terminates Ms. McLain’s employment without cause, or she terminates her employment with good reason (as the terms “cause” and “good reason” are defined in the agreement), Puget Sound Energy will pay Ms. McLain a maximum severance benefit equal to two times the sum of the annual base salary and the annual bonus for which she was eligible for the year in which the date of termination occurs. She will also receive a separate lump-sum supplemental retirement benefit equal to the difference between (i) the actuarial equivalent of the amount she would have received under the Retirement Plan and the SERP had her employment continued until the end of the employment period, and (ii) the actuarial equivalent of the amount she actually receives or is entitled to receive under the Retirement Plan and SERP. For purposes of calculating this special supplemental retirement benefit, (i) actuarial equivalence will be determined by utilizing the actuarial assumptions utilized with respect to the Retirement Plan during the 90-Day period immediately preceding the date on which a change of control occurs, and (ii) Ms. McLain’s compensation after her employment terminates will be deemed to remain the same as it was immediately prior to her termination.

      Mr. Hogan. Mr. Hogan’s duties as Senior Vice President Regional Services and Community Affairs for Puget Sound Energy ended effective July 31, 2003. Pursuant to an agreement effective as of July 31, 2003, Mr. Hogan will receive monthly salary continuation payments of $21,150 less tax withholding through March 31, 2004. He will receive a lump sum payment equal to the value ($211,088) of the 2000-2003 LTIP Award, measured as of June 30, 2003.

1995 Long-Term Incentive Compensation Plan

      Under the Puget Energy 1995 Long-Term Incentive Compensation Plan, in the event of a change in control of Puget Energy, each stock award that is at the time outstanding will automatically accelerate and become 100% vested. The plan administrator may, at any time before a corporate transaction, take further action to ensure fair and equitable treatment of awards.

Stock Appreciation Rights

      Upon a change in control of Puget Energy, all SARs will terminate. Each holder may exercise his or her SARs immediately prior to the transaction, whether or not the SARs have vested.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

      Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2005 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 6, 2004.

Advance Notice Procedures for Director Nominations and Other Business

      Shareholders who intend to nominate persons for election to the Board or to present a proposal at the 2005 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by Puget Energy’s Bylaws. Notice of nominations, complying with Section 3.3 of the Bylaws, must be delivered to the Corporate Secretary not less than 120 or more than 150 days prior to the date of the 2005 Annual Meeting of Shareholders (or if less than 120 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day of such notice or public disclosure is given). Notice of other business, complying with Section 2.6 of the Bylaws, must be delivered to the Corporate Secretary no earlier than January 4, 2005 and no later than February 3, 2005. Notices should be sent to: Corporate Secretary, Puget Energy Inc., 10885 NE 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.

      For proposals that are not timely filed, Puget Energy retains discretion to vote proxies it receives. For proposals that are timely filed, Puget Energy retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

ADDITIONAL INFORMATION ABOUT THE MEETING

Independent Auditors

      The firm of PricewaterhouseCoopers LLP has audited our financial statements since 1933. Representatives of the firm will attend the Annual Meeting, with the opportunity to make a statement and answer appropriate shareholder questions.

Solicitation of Proxies

      The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. Stephen P. Reynolds and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses. Puget Energy will pay all costs of solicitation of proxies.

Available Information

      Puget Energy’s 2003 Annual Report and Form 10-K were mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K. The Form 10-K has been filed with the SEC.

      The Company’s website address is www.pse.com. The Company’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge through the Investors section of the Company’s website as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the SEC. The Company’s website and the information contained therein or connected thereto are not intended to be incorporated into this Annual Report on Form 10-K.

APPENDIX A

PUGET ENERGY, INC.

Audit Committee Charter

PUGET SOUND ENERGY, INC.

Audit Committee Charter

Purpose and Authority:

      The Audit Committee (the “Committee”) shall assist the Board in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal and independent auditors. In addition, the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Limitation of Audit Committee’s Role

      It is not the responsibility of the Committee to plan or conduct audits or to verify whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Advisors and Delegation

      As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees, expenses or terms of engagement of any such advisors.

      The Committee, when appropriate, may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Composition:

Independence

      The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements in the Company’s Corporate Governance Guidelines.

Financial Literacy/ Expertise

      The Board shall determine in its business judgment whether Committee members are financially literate and whether any Committee member meets the definition of “financial expert” or similar term under regulations applicable to the Company from time to time, and shall take appropriate action in accordance with such regulations.

Service on Other Public Company Audit Committees

      Generally, no member of the Committee shall serve on more than three audit committees of publicly traded companies (including the Audit Committees of Puget Energy, Inc. and Puget Sound Energy, Inc.,) at the same time; provided, however, that service on audit committees of substantially owned subsidiaries shall not count so long as the member serves on the audit committee of the parent company of such subsidiary. Any member’s service on more than three audit committees of publicly traded companies will be subject to the Board’s determination that such simultaneous service will not impair such member’s ability to effectively serve on the Company’s Audit Committee and the disclosure of such determination in the Company’s annual proxy statement.

Appointment and Removal of Members

      The members of the Committee shall be appointed by the Board on the recommendation of the Governance and Public Affairs Committee. The Board may remove any member from the Committee at any time with or without cause.

Duties and Responsibilities:

      The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

Engagement of Independent Auditor

•	Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to the Committee and shall be ultimately accountable to the Committee and to the Board.

•	Pre-approve the retention of the independent auditor for all audit and such permissible non-audit services as the independent auditor is permitted to provide the Company and the fees for such services. Pre-approval of non-audit services may not be delegated to management, but may be delegated to one or more members of the Committee so long as that member or members report their decision to the Committee at all regularly scheduled meetings. Ensure that the Committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

Evaluate Independent Auditor’s Qualifications, Performance and Independence

•	At least annually, evaluate the independent auditor’s qualifications, performance and independence, including that of the lead partner.

•	To the extent required by applicable laws, rules or regulations, at least annually, obtain and review a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues; and (in order to assess the auditor’s independence) all relationships between the independent auditor and The Company. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any independence matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

•	Ensure that the independent auditor’s lead partner and reviewing partner are replaced periodically to the extent required by applicable laws, rules or regulations.

•	Present the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

Review Financial Statements and Financial Disclosure

•	Meet with management and the independent auditor to review and discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review with the independent auditor any audit problems or difficulties and management’s response, including significant disagreements with management, adjustments noted by the independent auditor but not taken by management, communications between the audit team and the national office on issues of concern, and any management or internal control letters issued or proposed to be issued regarding internal controls over financial reporting. Review the internal audit function and proposed audit plans for the coming year, including intended level of support for and coordination with the external audit process.

•	If so determined by the Committee, recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

•	Discuss earnings press releases, as well as the financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management

•	Obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternatives, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Review with management and the independent auditor the effect of new regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

•	Review changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

•	Discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Review any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal control over financial reporting.

     Internal Audit Review

•	Review the responsibilities, functions and performance of the Company’s internal audit department, including internal audit plans, budget, and the scope and results of internal audits.

     Proxy Statement Report of Audit Committee

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

     Hiring Policies

•	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account, and ensure that such policies comply with any regulations applicable to the Company from time to time.

     Business Conduct and Ethics

•	In conjunction with the Corporate Governance and Public Affairs Committee, develop and monitor compliance with a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time.

•	In conjunction with the Corporate Governance and Public Affairs Committee, develop and monitor compliance with a code of business conduct and ethics applicable to the Company’s directors, officers and employees, pursuant to and to the extent required by regulations applicable to the Company from time to time.

•	Establish, after consultation with the Corporate Governance and Public Affairs Committee, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

•	Establish, after consultation with the Corporate Governance and Public Affairs Committee, procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Reports to Board

•	Report regularly to the Board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the internal and independent auditors.

•	Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work.

     Executive Sessions

•	Meet periodically in separate executive sessions with management, internal audit and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

Meetings:

      The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings. When appropriate, the Puget Energy, Inc. Committee and the Puget Sound Energy, Inc. Committee shall meet separately.

Evaluation:

      The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

      The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

APPENDIX B

PUGET ENERGY, INC.

Governance and Public Affairs Committee Charter

PUGET SOUND ENERGY, INC.

Governance and Public Affairs Committee Charter

Purpose and Authority:

Purpose:

      The purpose of the Governance and Public Affairs Committee (Committee) is to:

      (i) identify individuals qualified to become members of the Board;

      (ii) select and recommend to the Board director candidates;

      (iii) develop, update as necessary and recommend to the Board corporate governance principles and policies, including the Company’s Corporate Governance Guidelines;

      (iv) monitor compliance with the corporate governance principles and policies; and

      (v) oversee the Company’s involvement with its constituencies, including community activities.

Authority:

      The Committee shall have the sole authority to retain and terminate any search firm used to identify director candidates, including the sole authority to approve fees and other retention terms. The Committee also shall have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board (including in the Corporate Governance Guidelines).

      As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking further Board approval with respect to the selection, fees or retention terms for any such advisers.

      The Committee, when appropriate, may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers.

Composition:

Independence

      The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements in the Company’s Corporate Governance Guidelines. The Chair of the Board (if the Chair is a non-management director) or Lead Independent Director (if the Chair is a member of management) shall serve as a member of this Committee.

Appointment and Removal of Members

      The members of the Committee shall be appointed by the Board on the recommendation of this Committee, after consultation with the Chair of the Board and, if appointed, Lead Independent Director. The Board may remove any member from the Committee at any time with or without cause.

Duties and Responsibilities:

      The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

Director Selection

•	Review and recommend for Board consideration, after consultation with the Chief Executive Officer and the Chair of the Board and, if appointed, Lead Independent Director, director candidates, including any current directors to be renominated, based on the Director Recruiting and Selection Criteria outlined in Exhibit A to this Charter, and advise the Board with regard to nomination or election of director candidates.

•	Periodically review and recommend to the Board, after consultation with the Chair of the Board and, if appointed, Lead Independent Director, appropriate revisions to the Director Recruiting and Selection Criteria outlined in Exhibit A to this Charter.

•	Determine procedures for the review and recommendation of director candidates, after consultation with the Chief Executive Officer and the Chair of the Board and, if appointed, Lead Independent Director.

•	The Chair of the Committee and the Chair of the Board shall initiate any contact with a director candidate.

Board and Board Performance

•	Periodically review and recommend the appropriate size of the Board.

•	Periodically review appropriateness of any restrictions on Board service, such as term limits and retirement policy, and recommend changes to such policies to the Board.

•	Establish performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation. Periodically review each director’s attendance at Board and applicable committee meetings.

•	Periodically review and recommend to the Board director stock ownership guidelines and monitor compliance with such guidelines.

•	Establish, coordinate and review with the Chair of the Board and, if appointed, Lead Independent Director, criteria and method for evaluating the effectiveness of the Board.

•	After consultation with other non-management directors, recommend frequency of regular meetings of non-management directors, and develop format for such meetings. Identify the non-management Chair or Lead Independent Director as presiding director at non-management director meetings.

•	Determine a method by which interested third parties may communicate any concerns directly to the non-management Chair or Lead Independent Director, or to the non-management directors as a group.

Board Leadership

•	Determine whether the Chair of the Board shall be a non-management director, or instead shall be the Chief Executive Officer. Develop and recommend to the Board procedures for selection of the Chair of the Board. If Chair is a management director then develop and recommend procedures for selection of a Lead Independent Director.

•	Develop and recommend to the Board procedures for Board review of the performance of the Chair of the Board or Lead Independent Director as applicable.

Board and Committee Compensation

•	Annually review director compensation practices in relation to industry comparables and companies of similar size.

•	Recommend to the Board, as appropriate, revisions to Board and committee compensation practices.

Board Committee Matters

•	Recommend to the Board, as appropriate, number, type, functions, structure and independence of committees.

•	Annually recommend to the Board, after consultation with the Chair of the Board and, if appointed, Lead Independent Director, director membership and rotation, as appropriate, on committees and advise the Board and/or committees with regard to selection and rotation, as appropriate, of the Chairs of the committees.

•	Determine criteria and procedures for selection of committee members and the Chairs, as appropriate.

•	Establish and coordinate with applicable committee Chair criteria and method for evaluating the effectiveness of the committees.

Director Orientation and Continuing Education

•	Periodically review and revise, as appropriate, the Company’s director orientation program.

•	Monitor, plan and support continuing education activities of the directors.

Governance Policies

•	Develop and periodically review and recommend to the Board, after consultation with the Chair of the Board and, if appointed, Lead Independent Director, appropriate revisions to the Company’s Corporate Governance Guidelines pursuant to and to the extent required by regulations applicable to the Company from time to time.

•	Monitor compliance with and the effectiveness of the Corporate Governance Guidelines.

•	In conjunction with the Audit Committee, develop a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time.

•	In conjunction with the Audit Committee, develop a code of business conduct and ethics applicable to the Company’s directors, officers and employees, pursuant to and to the extent required by regulations applicable to the Company from time to time.

Committee Reports to Board

•	Provide minutes of committee meetings to the Board and report to the Board on any significant matters arising from the committees’ work.

Public Affairs Oversight

•	Monitor activities and recommend action, as appropriate, relating to the Company’s constituencies other than shareholders, including customers, local community, outreach programs and charitable organizations.

Meetings:

      The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as the Chair, the members of the Committee may appoint from among their number a person to preside at their meetings. When appropriate, the Governance and Public Affairs Committee of Puget Energy, Inc. shall meet separately from that of Puget Sound Energy, Inc.

Evaluations:

      The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

      The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

EXHIBIT A

PUGET ENERGY, INC.

Director Recruiting and Selection Criteria

PUGET SOUND ENERGY, INC.

Director Recruiting and Selection Criteria

      The Charter of the Governance and Public Affairs Committee (Committee) requires the Committee to develop and periodically review and recommend to the Board appropriate revisions to these Director Recruiting and Selection Criteria. The Committee has recommended and the Board has adopted these Director Recruiting and Selection Criteria.

Director Qualifications — Character:

      Consider these elements of character when considering potential candidates for nomination as director.

      A.  Ethics: Impeccable personal and professional ethics, integrity and values.

      B.  Credibility: High stature, established reputation in business, financial or other relevant areas and credibility in the community where the Company operates.

      C. Commitment: Ability to devote the required time and effort to fulfill the duties of Board and committee membership; willingness to serve on the Board for multiple terms, if nominated and elected.

      D.  Civility: Ability to keep an open mind and to work effectively with colleagues on matters affecting interests of the Company and its constituents.

      E.  Independence: Willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and to act in the best interests of the Company and its constituents.

Director Qualifications — Experience and Expertise:

      Consider the following elements of experience and expertise to ensure that the Board, taken as a whole, possesses the characteristics necessary to foster high standards of corporate governance.

      A.  Financial expertise: The appropriate level of expertise, taking into account guidance from the New York Stock Exchange, the Securities and Exchange Commission, and other sources, for expertise and literacy on financial matters. This will take into account the needs of the Audit Committee as well as the needs of the Board as a whole.

      B.  Diversity: Ethnic, gender, professional, geographic and philosophical diversity within the overall composition of the Board.

      C. Industry Knowledge: Broad knowledge of relevant industries (regulated or non-regulated), including having within the Board experience with industry-related business opportunities and regional utility and consolidation issues.

      D.  Public Policy and Governmental Affairs: Training, experience and ability of making or overseeing policy in relevant sectors, including business, government, energy and education. This may include background in marketing, communications, public relations and law.

      E.  Regional Knowledge and Contacts: Geographic knowledge of service territory, and/or knowledge of, and contacts within, the service region.

      F.  Leadership: Current or recent senior executive experience, special expertise in behavior and leadership of organizations, or ability to contribute special competencies to Board activities.

      G.  Continuity: Length of service and expertise a new board member could provide considering the length of time current board members have until their retirement.

Selection Procedures:

      Candidates for director may include both current directors and other candidates. The Company’s directors or senior management shall refer all potential director candidates to the Chair of the Committee for consideration by the Committee and possible recommendation to the Board. In addition, the Committee will consider candidates recommended by shareholders or others. Shareholders of the Company, and other individuals or organizations other than the Company’s directors and senior management, wishing to suggest director candidates should submit their suggestions in writing to the Chairman of the Committee, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information. The Committee shall maintain a list of director candidates to consider and propose to the Board, as required. If necessary or desirable in the opinion of the Committee, the Committee will determine appropriate means for seeking additional director candidates, including engagement of any outside consultant to assist the Committee in the identification of director candidates.

      The Committee shall decide on the appropriate means for the review of individual director candidates, including current directors, and the recommendation of director candidates to the Board. In the event of a vacancy on the Board, the Chair of the Committee shall initiate the effort to identify appropriate director candidates.

      The Chair of the Board and the Chair of the Committee shall initiate any contact with a director candidate, after consultation with the Chief Executive Officer.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PUGET ENERGY, INC.

     The undersigned hereby appoints Stephen P. Reynolds and James W. Eldredge, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Puget Energy, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 4, 2004 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

You can now access your Puget Energy account online.

Access your Puget Energy shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Puget Energy, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Mark Here for Address Change or Comments	☐

	FOR	WITHHELD
FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐

Nominees:

01 Phyllis J. Campbell
02 Stephen E. Frank
03 Dr. Kenneth P. Mortimer
04 Stephen P. Reynolds

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM
Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/psd	Telephone 1-800-435-6710	Mail

Use the Internet to vote your proxy. Have your proxy card in hand when access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card return and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on
the internet at: http://www.pse.com